Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 14, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of USA Compression Partners, LP on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of USA Compression Partners, LP on Forms S-3 (File No. 333-228361 and File No. 333-240380) and on Forms S-8 (File No. 333-228362 and File No. 333-187166).
/s/ GRANT THORNTON LLP
Houston, Texas
February 14, 2023